Exhibit 99.1

PRESS RELEASE

Scripps Networks Interactive and Virgin Media

agree on UKTV transaction

For immediate release

Aug. 15, 2011

KNOXVILLE, Tenn. – Scripps Networks Interactive Inc. (NYSE: SNI) and Virgin Media Inc. (NASDAQ: VMED; LSE: VMED) have reached an agreement that will result in Scripps Networks Interactive acquiring Virgin Media’s stake in UKTV, one of the United Kingdom’s leading multi-channel television programming companies.

Scripps Networks Interactive will pay approximately £239 million to purchase Virgin Media’s 50-percent common equity interest in the UKTV partnership and also will pay about £100 million to acquire the outstanding preferred stock and debt owed by UKTV to Virgin Media. BBC Worldwide, the commercial arm and wholly owned subsidiary of the British Broadcasting Corp. (BBC), is the other 50-percent stakeholder in UKTV.

Completion of the transaction is contingent on regulatory approvals in the Republic of Ireland and Jersey.

“UKTV is a significant opportunity for Scripps Networks Interactive to participate in a thriving multi-channel, dual revenue stream media business in one of the world’s largest television markets,” said Kenneth W. Lowe, chairman, president and chief executive officer of Scripps Networks Interactive. “Making a solid investment in UKTV and entering into a strong partnership with BBC Worldwide reinforces our core international strategy which we believe will create significant long-term value for our shareholders.”

Related to the transaction, Scripps Networks Interactive and BBC Worldwide are negotiating an agreement whereby, after completion, BBC Worldwide would have the option, via a combination of cash and a package of digital rights for UKTV, to increase its shareholding from 50 percent to a maximum of 60 percent. Scripps Networks Interactive’s existing voting rights and Board representation would be unaffected by this proposed arrangement, which would be subject to BBC Executive and BBC Trust approvals.

Formed in 1997, UKTV attracts about 36 million viewers a month across its portfolio of 10 lifestyle, entertainment and non-fiction (factual) programming channels. UKTV brands include Home, Good Food,

Dave, Watch, GOLD, Alibi, Eden, Blighty, Yesterday and Really. UKTV also operates complementary websites for each channel brand.

UKTV channels air award-winning shows from the BBC in addition to original programming. All of the UKTV channels are available on Sky Digital and Virgin Media. Dave and Yesterday also are available on Freeview.

John Smith, chief executive, BBC Worldwide, said: “The launch of UKTV in 1997 created a new secondary platform for content from the BBC and U.K. independents that has delivered great value back to all stakeholders. We thank Virgin Media for the part it has played in developing the business into one of the most successful pay TV companies in the U.K.”

“We welcome Scripps Networks Interactive as our new partner and look forward to working with them to open up further avenues to success. The new agreement we are developing will bring benefits to UKTV’s audiences in the way they can consume content and will help to sustain UKTV’s track record of growth. It will create the opportunity to drive further value from digital rights on behalf of our stakeholders, particularly our shareholder, the BBC.”

Neil Berkett, Virgin Media’s chief executive officer, said: “We are pleased to have reached this agreement with Scripps Networks Interactive. This will allow us to continue to focus on providing a transformative experience for our customers by developing our core strategic strength – the U.K.’s leading digital network – alongside our leading entertainment services.”

About BBC Worldwide Ltd

BBC Worldwide Limited is the main commercial arm and a wholly owned subsidiary of the British Broadcasting Corp. (BBC). The company exists to maximize the value of the BBC’s assets for the benefit of the U.K. licence fee payer and invest in public service programming in return for rights. The company has six core businesses: Channels, Content & Production, Sales & Distribution, Consumer Products, Brands, Consumers & New Ventures and Magazines, with digital ventures incorporated into each business area. In 2010/11, BBC Worldwide generated profits of £160 million on sales of £1158 million and returned £182m to the BBC.

About Virgin Media Inc.

Virgin Media is the first provider of all four broadband TV, mobile phone and home phone services in the U.K. The company delivers ultrafast broadband connections to over half of all U.K. homes, with speeds up to 100Mb, and is expanding this cable network – the result of a multi-billion pound investment – to reach thousands more people across the country. Virgin Media has developed the most advanced interactive television service, bringing together broadcast TV, thousands of hours of on-demand programming and the best of the web in a single set-top box powered by TiVo. The company was the first to offer HDTV and 3D on demand to millions of U.K. households. Virgin Media also operates the most popular virtual mobile network in the U.K. which, when launched, was the world’s first such mobile phone service. It is also one of the largest fixed-line home phone providers in the country.

About Scripps Networks Interactive Inc.

Scripps Networks Interactive is one of the leading developers of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion websites and broadband vertical channels. The company’s media portfolio includes popular U.S. lifestyle television and Internet brands HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and country music network Great American Country.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-3 of its 2010 Form 10-K filed with the Securities and Exchange Commission.

The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

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Contacts:

Scripps Networks Interactive Inc.

Media & Investors

Mark Kroeger, Scripps Networks Interactive Inc., 865-560-5007

mark.kroeger@scrippsnetworks.com

BBC Worldwide

Media

Charlotte Elston, BBC Worldwide +44 (0)208 433 3995

charlotte.elston@bbc.com

Virgin Media Inc.

Media

Michelle Gordon, +44 (0)20 7909 3292

Michelle.gordon@virginmedia.co.uk

Investors

Richard Williams, +44 (0)1256 753037

Richard.williams@virginmedia.co.uk

Vani Bassi, +44 (0)1256 752347

vani.bassi@virginmedia.co.uk